Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

The Prudential Investment Portfolios, Inc.:

We consent to the use of our report dated November 22, 2016, with respect to the statements of assets and liabilities of Prudential Balanced Fund, Prudential Jennison Equity Opportunity Fund, Prudential Jennison Growth Fund, Prudential Conservative Allocation Fund, Prudential Growth Allocation Fund, and Prudential Moderate Allocation Fund (six of the funds constituting The Prudential Investment Portfolios, Inc.), including the respective portfolios of investments as of September 30, 2016, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and financial highlights for each of the years or periods in the five-year period then ended, incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

New York, New York

November 23, 2016